SECOND AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


         This Second Amendment to Asset Purchase Agreement (the "Amendment") is made as of December 12, 1996, by and among Smithway Motor Xpress, Inc., an Iowa corporation ("Smithway"); Smithway Motor Xpress Corp., a Nevada corporation; Marquardt Transportation, Inc., a South Dakota corporation ("Seller"); and Ralph and Lucille Marquardt, individual residents of Yankton, South Dakota and Seller's sole Shareholders (together, the "Shareholders").

                                    RECITALS

         The parties previously entered into that certain Asset Purchase Agreement dated October 4, 1996, (the "Main Agreement") and a First Amendment to Asset Purchase Agreement dated October 24, 1996 (the "First Amendment"). Certain events have transpired since the execution of the Main Agreement and First Amendment that the parties wish to reflect in writing.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, and warranties herein contained, and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

        1. Amendment of Main Agreement and First Amendment. The provisions of this Amendment shall supplement and amend the Main Agreement and First Amendment as specifically stated herein. Except as stated herein, the Main Agreement and First Amendment shall continue in full force and effect. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed in the Main Agreement and First Amendment.

        2. California Lease. On the date hereof, Seller shall assign to Smithway, and Smithway shall accept from Seller, an assignment of the lease attached as Exhibit G to the Main Agreement (the "California Lease") and all rights to payments from subtenants, and Smithway shall agree to pay, perform, and discharge all obligations under the California Lease from and after the date hereof. Rent payable by Smithway under the California Lease shall be prorated from October 26, 1996, to November 1, 1996, resulting in a $967 payment by Smithway to Seller. For the additional soil samplings that were required in the Stockton Phase I Environmental Assessment, Seller and Smithway each shall pay half of the $1,226.50 fee assessed for the soil samplings. Smithway shall pay the entire amount due for the additional soil samplings and $613 will be deducted from the Escrowed Funds, as hereinafter defined, released to Seller.

     3. Inventory. Pursuant to Section 2.6 of the Main Agreement Smithway was to pay cost for parts, tires, supplies, and general inventory (not to include items out-dated and non-usable to Smithway). Pursuant to the First Amendment, such amount was subject to adjustment from a physical count of such inventory. Smithway has conducted an inspection and tagging of the inventory and determined the amount that is not out-dated and non-usable. At closing, Smithway deposited


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in escrow  with  Davenport,  Evans,  Hurwitz & Smith,  L.P.   ("Escrow  Agent"),
the amount of $369,313 (the "Escrowed Funds"), including $179,663.12 as an estimated amount for the parts and tire inventory. The parties hereby agree to
deductions  of  $40,975  and  $51,686  for the   parts   and   tire   inventory,
respectively, from the $179,663.12 estimated amount. The parties further agree that $92,661 shall be deducted from the remaining Escrowed Funds and returned to Smithway to effect the parts and tire inventory adjustment previously described.

        4. Goodwill Payment. Smithway heretofore has paid Seller $448,000 pursuant to Section 2.9 of the Main Agreement. The Main Agreement provided for a payment of $200,000 on April 25, 1997, adjusted upward or downward based upon the number of drivers then based in Yankton. The parties hereby agree to eliminate such adjustment and alter the payment schedule to provide that Smithway shall pay Seller $100,000 on the date hereof and deliver Seller a promissory note due April 25, 1997, in the amount of $100,000. Accordingly,
Section 2.9 of the Main Agreement is deleted in its entirety and replaced with new Section 2.9, which shall read as follows:

                  2.9 Business. Smithway shall pay Seller $648,000 for the goodwill associated with the Business, including the value of ongoing shipper, Driver, and other business relationships. Payment shall be made as follows: (a) at Closing, Smithway paid $448,000 to Marquardt, and
                           (b) on December 12, 1996, Smithway shall deliver to Seller a check in the amount of $100,000 and a promissory note due April 25, 1997, in the amount of $100,000.

        5.  Inspections and Return of Marquardt  Equipment.  Pursuant to Section
2.13 of the Main Agreement, the parties conducted certain Inspections of Tractors, Leased Tractors, Trailers, and Leased Trailers. The parties hereby agree that the Adjustment Amount is $33,286, representing $8,271 for brake and tire wear to the Tractors, Leased Tractors, Trailers, and Leased Trailers purchased or assumed by Smithway and $25,015 for mileage penalties. Accordingly, the sum of $33,286 shall be deducted from the Escrowed Funds and returned to Smithway in settlement of the Adjustment Amount. In addition, Smithway hereby agrees to relinquish its claim for $13,025, in body damage to the Tractors, Leased Tractors, Trailers, and Leased Trailers purchased or assumed by Smithway and, in exchange, Seller and Shareholders hereby accept all Nonacquired Tractors and Trailers returned or to be returned to them by Smithway "as is" and waive, release, and relinquish all rights to a claim for damages regarding the condition of such returned tractors and trailers.

        6. Damage to Tractor Struck in Yankton Yard. Smithway shall pay the agreed cost of parts and labor incurred in connection with damage to the driver's side of the tractor struck in the Yankton yard ($2,094) and Seller shall pay the agreed cost of parts and labor incurred for damage to the opposite side of the tractor ($1,681), such agreed costs being those depicted in parentheses. The parties agree that $2,094 shall be paid to Seller by Smithway and Seller shall be obligated to pay any repair costs on such tractor struck in the Yankton yard.

        7. Repair Expenses. Smithway shall pay the repair and towing expense on tractor #314 in the amount of $1,412. Seller shall pay the $654 in repair expense for the tractor driver shaft that broke while under a Marquardt load. Smithway previously paid this amount and $654 shall be deducted from the Escrowed Funds and returned to Smithway.

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     8. Headache Racks.  Smithway shall forgive any  deficiencies in the number, or portions thereof, of headache racks delivered by Seller and no amount shall be deducted from any sums paid to Seller. Any uncounted portions of the headache racks that are in the possession of Smithway on the date hereof shall be the property of Smithway.

        9. Equipment Rental and Return. Smithway shall pay Seller the sum of $8,000 for (a) use of Nonacquired Trucks beyond the 30-day allowed period, (b) use of Nonacquired Trucks that were taken from the Yankton or Stockton terminal after being brought to such terminal, and (c) any late return of the priority tractors to Yankton. Seller agrees that all Nonacquired Tractors have been returned to Seller. Seller shall pick up seven dry vans from Fort Dodge, Iowa, Smithway shall not be required to return such vans to Seller, and Smithway shall deliver on or prior to December 19, 1996 the one remaining dry van to Yankton or Sioux City, as instructed by Ralph Marquardt.

       10. Consulting Services of Ralph Marquardt. Smithway shall continue to pay Ralph Marquardt the consulting fee as provided in Section 2.12 of the Main Agreement and shall rent an office for Ralph Marquardt in Yankton through January 31, 1997. Except for the purposes and at the times provided in the Yankton lease entered into between the parties and the auction provided in the First Amendment, Ralph Marquardt shall not enter the Yankton terminal or the premises on which it is located, and shall instruct John Marquardt to refrain from entering the Yankton terminal and premises.

     11. Forklifts. Smithway shall not purchase either of the forklifts at the Yankton terminal. Smithway previously paid Seller $7,500 for one forklift and such amount shall be deducted from the Escrowed Funds and be returned to Smithway.

     12. Yankton Terminal Rent. The first sentence of Section 2.10 of the Main Agreement shall be deleted in its entirety and replaced with the following sentence, which shall read as follows:

                  2.10 Yankton Lease. Smithway shall lease the Property from Seller for four years at a monthly rental of $2,000, triple net, pursuant to the Lease; provided, however, the Yankton terminal rent payable by Smithway shall be prorated from October 26, 1996 to November 1, 1996, resulting in a $387 payment by Smithway to Seller.

The remaining language of Section 2.10 of the Main Agreement shall read as stated in the Main Agreement.

       13. Phone Service at Yankton Terminal. Seller and Shareholders agree to continue the present phone service, with the existing phone number, at the Yankton terminal through January 31, 1997, at which time the phone number may be transferred as Ralph Marquardt desires. Although the phone service may be switched to Smithway's account prior to January 31, 1997, the phone number or any other aspects of the phone service will not be modified by Seller or Shareholders in any manner. Seller and Shareholders acknowledge that the harm to Smithway's business would be irreparable if there were a disruption, for any period of time, in the phone service at the Yankton terminal by reason of a

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modification,  cancellation, or change in the phone  service  or  number  before
Smithway is ready to change the phone service and number on January 31, 1997.

       14. Services of Oren Post. Through January 31, 1997, Oren Post shall be permitted to assist Mike Kabeiseman for a reasonable amount of time in gathering documents necessary in the preparation of Seller's and Shareholders' tax returns; provided, however, that only Mike Kabeiseman or his staff may call Mr. Post and such calls and the assistance of Mr. Post shall not interfere with his services to Smithway.

       15.        Miscellaneous.

                 a.        Smithway  shall  pay  Seller  $37,736  for  the  G.E.
                           Capital title, California inventory, and California air compressor and battery charger not previously paid for by Smithway. Such payment shall be made by the release of such amount of the Escrowed Funds to Seller.

                 b. Revenue shall be split on the load from the East Coast to Carson, Nevada for which Smithway equipment was used for a portion of the load. Seller has previously collected all of the revenue from the load and shall pay Smithway $1,080 by deducting $1,080 from the Escrowed Funds and returning such amount to Smithway.

                 c. Seller shall pay Smithway $17,015 for one missing trailer. Such amount shall be paid by deducting it from the Escrowed Funds and returning such amount to Smithway.

                 d. Seller shall pay the cargo claim relating to a particular Seller transported load on which a $2,270 cargo claim was incurred, and any other cargo claims on Seller transported loads. The sum of $2,270 shall be deducted from the Escrowed Funds and returned to Smithway.

                 e. Seller owes approximately $5,500 in quarterly safety bonuses that were due to drivers for the quarter ended September 30, 1996. Smithway shall pay such amount to the drivers, and $5,500 shall be deducted from the Escrowed Funds and returned to Smithway. Drivers are not entitled to safety bonuses unless in the employ of Seller or Smithway at December 31, 1996. Oren Post shall determine if any safety bonus amount is not payable to a driver because such driver left Seller or Smithway before December 31, 1996, and any such amount shall be paid to Seller by Smithway within ten days of presentation to Smithway by Mr. Post.

         16. Direction to Escrow Agent. The parties hereby agree that the amount of the Escrowed Fund is $132,000. The parties further agree that under the terms of this Amendment, such amount shall be distributed $11,395 to Smithway and $120,605 to Seller as set forth in the attached schedule, incorporated herein by this reference. The parties hereby direct Escrow Agent to distribute the Escrowed Fund in accordance with this Section 16 immediately.

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       17.  Counterparts.  This  Amendment  can be  executed  in any  number  of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the date first written.

MARQUARDT TRANSPORTATION, INC.,                     SMITHWAY MOTOR XPRESS, INC.,
a South Dakota corporation                                   an Iowa corporation

By:                                                 By:
         Ralph Marquardt, President                  William G. Smith, President


                                                    SMITHWAY MOTOR XPRESS CORP.,
Ralph Marquardt, Individually                        a Nevada corporation


Lucille Marquardt, Individually                     By:
                                                     William G. Smith, President


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                                    SCHEDULE

Remaining Escrowed Funds:                                             $ 132,000
                                                                      =========

Deductions from payments to Seller:
         Half of California soil samplings                                 (613)
         Adjustment for parts inventory                                 (40,975)
         Adjustment for tire inventory                                  (51,686)
         Adjustment Amount for brake and tire wear                       (8,271)
         Adjustment Amount for mileage penalty                          (25,015)
         Repair expense on tractor drive shaft under
                  Marquardt load                                           (654)
         Returned forklift at Yankton terminal                           (7,500)
         Revenue share on load from East Coast to
                  Carson, Nevada                                         (1,080)
         One missing trailer                                            (17,015)
         Seller cargo claim                                              (2,270)
         Quarterly safety bonus                                          (5,500)
                                                                   ------------
Total deductions to Seller:                                           $(160,579)

Balance to Seller after application of remaining Escrowed Funds:     $  (28,579)
                                                                    ===========

Credits to Seller:
         California lease prorate                                           967
         Goodwill payment                                               100,000
         Equipment rental and return                                      8,000
         Damage to driver side of tractor struck
                  in Yankton yard                                         2,094
         Yankton lease prorate                                              387
         G.E. Title, California inventory, and California
                  air compressor and battery charger                     37,736
                                                                     ----------
Total credits to Seller:                                             $  149,184
                                                                     ----------

Total Amount Owed Seller by Smithway:                                $  120,605
                                                                     ==========



Amount from remaining Escrowed Funds to be Released to Seller:       $  120,605

Amount from remaining Escrowed Funds to be Released to Smithway:    $    11,395


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